Exhibit 14

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-61638 of Enodis plc on Form S-8 of our report dated November 17, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the differences between accounting principles generally accepted in the United Kingdom and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of profit/(loss) and equity shareholders’ funds, relating to convenience translations for the translation of pounds sterling amounts into U.S. dollar amounts presented solely for the convenience of readers in the United States of America and relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective September 29, 2002), appearing in this Annual Report on Form 20-F of Enodis plc for the year ended September 27, 2003.

/s/ Deloitte & Touche LLP

London, England

December 17, 2003